Exhibit 23.3

Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2006 relating to the consolidated financial statements of Emergency Medical Services Corporation and its subsidiaries, which appears in Emergency Medical Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the incorporation by reference in this Registration Statement of our report dated August 1, 2005, except as to the information disclosed in Note 22, as to which the date is October 7, 2005, relating to the combined financial statements of American Medical Response, Inc. and its subsidiaries and EmCare Holdings, Inc. and its subsidiaries, which appear in Emergency Medical Service Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
January 29, 2008